SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RBC CENTURA BANKS, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-1688522 (I.R.S. Employer Identification No.)

1417 Centura Highway Rocky Mount, North Carolina (Address of Principal Executive Offices)	27804 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[_]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[X]

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, no par value

Item 1.   Description of Registrant’s Securities to be Registered.

                The shares of common stock (the “Common Stock”) of RBC Centura Banks, Inc. (the “Company”) are the only authorized equity securities of the Company, and have no preemptive, redemption, subscription or conversion rights. Holders of Common Stock have voting rights as set forth under “Voting Rights” below and are entitled to receive the net assets of the Company upon dissolution.

                Dividend Rights. Subject to law and any applicable provisions of the Articles of Incorporation of the Company, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors of the Company at any special or regular meeting. Dividends may be paid in cash, in property or in shares of Common Shares of the Company.

               Voting Rights. The holder of each outstanding share of Common Stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his or her duly authorized attorney-in-fact. Holders of a majority of the outstanding shares of Common Stock entitled to vote on a matter, present in person or represented by proxy, constitute a quorum for action on that matter, except as otherwise provided by statute. If a quorum is present, action on a matter, except for the election of directors, is approved upon the affirmative vote of the holders of a majority of the shares present in person or represented by a proxy at the meeting and entitled to vote on the matter, except as otherwise provided by statute. The directors are to be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any director or the entire board may be removed, with or without cause, at a meeting of shareholders or by written consent at any time, by the holders of the majority of the shares of Common Stock.

Item 2.   Exhibits.

1.	Articles of Incorporation of RBC Centura Banks, Inc., incorporated herein by reference to Form 10-Q for the three months ended on June 30, 2001, filed August 14, 2001.

2.	By-laws of RBC Centura Banks, Inc., incorporated herein by reference to Form 10-Q for the three months ended June 30, 2001, filed August 14, 2001.

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 28, 2001	RBC CENTURA BANKS, INC.
	By:	/s/ Chuck Caswell

		Name: Title:	Chuck Caswell Chief Financial Officer